UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ESSEX RENTAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 4, 2015
___________________

To the Stockholders of
Essex Rental Corp.

You are invited to attend the annual meeting of stockholders (the “Meeting”) of ESSEX RENTAL CORP., a Delaware corporation (the “Company”), at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Thursday, June 4, 2015, at 10:00 A.M., for the following purposes:

(1)	To elect directors of the Company as Class A directors to serve for a term of two years and until their successors have been duly elected and qualified;

(2)	To hold a non-binding advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

(3)	To consider and act upon such other matters as may properly come before the Meeting.
Only stockholders of record at the close of business on April 20, 2015 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof.  A list of the stockholders of the Company as of the close of business on April 20, 2015 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089.

Please fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed postage-paid envelope to make sure that your shares are represented at the Meeting.  If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

By order of the Board of Directors,

New York, New York	CAROL ZELINSKI,
April 30, 2015	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 4, 2015:

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2014 are available at:
http://www.viewproxy.com/essexrental/2015

ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 4, 2015
_______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board, of ESSEX RENTAL CORP., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Thursday, June 4, 2015, at 10:00 A.M., and at any adjournment or adjournments thereof.  All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Essex Rental Corp., together with its wholly-owned subsidiaries, Essex Holdings, LLC (“Holdings”), Essex Crane Rental Corp. (“Essex Crane”), Essex Finance Corp. (“Essex Finance”), CC Acquisition Holding Corp. (“CC Acquisition”), Coast Crane Company (“Coast Crane”) and Coast Crane Ltd. (“Coast Crane Ltd.”), unless the context otherwise requires.

Stockholders who execute proxies in the accompanying form retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy.  Unless so revoked, the shares represented by proxies will be voted at the Meeting.  The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted: (i) FOR the election of the named director nominees as Class A directors and (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the compensation discussion and analysis, compensation tables and related disclosure contained in this proxy statement.

Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to approve the compensation of the Company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related disclosure contained in this proxy statement, and approve any other business which may properly come before the Meeting. The vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee may take into account the outcome of the vote when making future executive compensation decisions.

Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than the election of directors.  Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast.  Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Our principal executive offices are located at 1110 W. Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089.  The approximate date on which this Proxy Statement and the enclosed form of proxy are to be first sent or given to stockholders is on or about April 30, 2015.

There were 24,935,600 shares of common stock, par value $.0001 per share (the “Common Stock”), outstanding on April 20, 2015. Holders of Common Stock of record at the close of business on April 20, 2015 will be entitled to one vote for each share of Common Stock of the Company then held. Only stockholders of record at the close of business on April 20, 2015 will be entitled to vote.

As of April 20, 2015, there were 127 holders of record of our Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into two classes of directors, with the classes as nearly equal in number as possible, each serving staggered two-year terms.  As a result, approximately one half of our Board of Directors will be elected each year.

The terms of office of our Board of Directors are:

•	Class A directors, whose term will expire at this Annual Meeting of Stockholders and when their successors are duly elected and qualify; and

•	Class B directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2016 and when their successors are duly elected and qualify.
Our current Class A directors are Edward Levy, Daniel H. Blumenthal and John G. Nestor; our current Class B directors are Laurence S. Levy, William W. Fox and Nicholas J. Matthews. Messrs. Blumenthal and Nestor will not stand for reelection to our Board of Directors this year, and through the search efforts of our Corporate Governance/Nominating Committee, Thomas A. Ryan, Jr. has been identified as a nominee to succeed one of our departing directors as a Class A Director. The other vacancy resulting from the departure of Messrs. Blumenthal and Nestor will be filled once our Corporate Governance/Nominating Committee has identified an additional viable candidate for appointment to our Board of Directors, which the Corporate Governance/Nominating Committee is committed to achieving as soon as possible. Until such time as an additional Class A Director has been identified and appointed, effective upon commencement of the Annual Meeting, the size of our Board of Directors will be temporarily reduced to five members from six members. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement.

Two directors will be elected at the Meeting as our Class A directors for a term of two years expiring at the Annual Meeting of Stockholders to be held in 2017 and until their successors shall have been elected and shall qualify.  The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting.   Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy.  At this time, our Board of Directors knows of no reason why any nominee might be unable to serve.  There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance/Nominating Committee has reviewed the qualifications of the nominees for directors and has recommended each nominee for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Director Since
Edward Levy	President and Chief Executive Officer of Rand Logistics, Inc.	51	2006
Thomas A. Ryan, Jr.	Managing Partner of Redwing Consulting, LLC and Senior Advisor/Investment banker at Cascadia Capital, LLC	51	Director Nominee

Edward Levy has been a member of our board of directors since our inception and was our president from our inception until we acquired Essex Crane on October 31, 2008. Since November 2014, Mr. Levy has been the President and Chief Executive Officer of Rand Logistics, Inc. and previously served as President of Rand Logistics, Inc. since June 2006. From its inception in June 2004 to June 2006, Mr. Levy acted as special advisor to Rand Logistics, Inc. Mr. Levy was the managing member of Hyde Park Value Credit Fund, which managed two different credit strategies, including newly issued first and second lien corporate middle market loans and distressed corporate debt from 2008 to 2011. Mr. Levy was a managing director of CIBC World Markets Corp. from August 1995 through December 2004, and was co-head of CIBC World Markets Corp.’s Leveraged Finance Group from June 2001 until December 2004. From February 1990 to August 1995, Mr. Levy was a managing director of Argosy Group L.P., a private investment banking firm. Since June 1998, Mr. Levy has been a member of the board of managers of Norcross Safety Products LLC, a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), engaged in the design, manufacture and marketing of branded products in the fragmented personal protection equipment industry. Mr. Levy is currently a director of Derby Industries LLC, a sub-assembly business to the appliance, food and transportation industries, and Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. From July 1999 until March 2005, he was also a director of Booth Creek Ski Holdings, Inc., a reporting company under the Exchange Act that owns and operates six ski resort complexes encompassing nine separate resorts. Mr. Levy is a member of the board of directors of a number of other privately-held companies. Mr. Levy received a B.A. from Connecticut College. Mr. Levy is not related to Laurence S. Levy. In light of Mr. Levy’s financial and investment knowledge, his service on boards and as an advisor to other public and private companies, and the knowledge and experience he has gained from such service, including his ability and expertise in evaluating potential investment opportunities and in the area of corporate governance, our Board and Corporate Governance/Nominating Committee have concluded that Mr. Levy should continue to serve as a member of our Board of Directors.

Thomas A. Ryan, Jr. has served as Managing Partner of Redwing Consulting, LLC, an independent consulting group serving small to middle market public and private clients since 2013. Mr. Ryan also has served as Senior Advisor/Investment Banker for Cascadia Capital, LLC, an investment bank focused on sell-side representation since 2013. Previously, Mr. Ryan served as chief executive officer and a member of the board of directors of PODS Enterprises, Inc. from 2008 to 2012. From 2003 to 2008, Mr. Ryan served as Senior Vice President and General Manager of Johns Manville/Berkshire Hathaway, a wholly-owned building products subsidiary of Berkshire Hathaway. Mr. Ryan was President of IR Retail Solutions, the industrial services division of Ingersoll Rand, Corp between 1998 and 2003. Between 1989 and 1998, Mr. Ryan was Vice President and General Manager of AlliedSignal Afermarket Europe, an automotive aftermarket parts division of AlliedSignal, Inc.. From 1985 to 1998, Mr. Ryan was a Senior Consultant at Price Waterhouse Coopers, a public accounting firm. Our Board and Corporate Governance/Nominating Committee have concluded that Mr. Ryan should serve as a member of our Board of Directors due to his extensive experience in senior management and financial roles in a variety of companies over three decades.

The Board of Directors unanimously recommends a vote FOR the election of the named Class A nominees, Edward Levy and Thomas A. Ryan, Jr., to our Board of Directors.  Proxies received in response to this solicitation will be voted FOR the election of the named Class A nominees to our Board of Directors unless otherwise specified in the proxy.

Information Regarding Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the Board of Directors, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became Director	Year Term Expires
Laurence S. Levy	58	2006	2016 Class B
William W. Fox	71	2014	2016 Class B
Nicholas J. Matthews	42	2014	2016 Class B

Laurence S. Levy has served as our chairman of the board since the Company’s inception and served as the Company’s chief executive officer from our inception until we acquired Essex Crane on October 31, 2008. Since November 2014, Mr. Levy has been the Executive Vice Chairman of the board of directors of Rand Logistics, Inc. Prior to November 2014, Mr. Levy had been the chairman of the board of directors and chief executive officer of Rand Logistics, Inc. since its inception in June 2004. Mr. Levy founded the predecessor to Hyde Park Holdings, LLC in July 1986 and has since served as its chairman. Hyde Park Holdings, LLC is an investor in middle market businesses. Mr. Levy serves as an officer or director of several companies in which Hyde Park Holdings, LLC or its affiliates have made investments. Presently, these companies include: Ozburn-Hessey Logistics LLC, a national logistics services company, of which Mr. Levy is a director; Derby Industries LLC, a sub-assembly business to the appliance, food and transportation industries, of which Mr. Levy is chairman; PFI Resource Management LP, an investor in the Private Funding Initiative program in the United Kingdom, of which Mr. Levy is general partner; Regency Affiliates, Inc., a diversified company, of which Mr. Levy is chairman, chief executive officer and president; and Warehouse Associates L.P., a provider of warehouse and logistics services, of which Mr. Levy is chairman. Mr. Levy is a director of Sunbelt Holdings, Inc., a leading distributor of wine and spirits, and Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. During the past five years, Mr. Levy served on the Board of Directors of Rand Logistics, Inc., a publicly traded company, and Regency Affiliates, Inc., which was a public company until it terminated its registration with the SEC in October 2010. Mr. Levy received a Bachelor of Commerce degree and a Bachelor of Accountancy degree from the University of Witwatersrand in Johannesburg, South Africa and an M.B.A. from Harvard University, where he graduated as a Baker Scholar. He is a Chartered Accountant (South Africa). Mr. Levy is not related to Edward Levy. In light of Mr. Levy’s financial, accounting and investment knowledge, his service on boards and as an advisor to other public and private companies, and the knowledge and experience he has gained from such service, including his ability and expertise in evaluating potential investment opportunities and in the area of corporate governance, our Board and the Corporate Governance/Nominating Committee have concluded that Mr. Levy should continue to serve as a member of our Board of Directors.

William W. Fox served as Senior Vice President and General Manager of Cranes of H&E Equipment Services, Inc. from 2005 until his retirement in 2013. Prior to that, he served as Vice President, Cranes and Earthmoving of H&E LLC from its formation in 2002 until its merger with and into H&E Equipment Services, Inc. in February 2006. Mr. Fox served as Executive Vice President and General Manager of Head & Engquist from 1995 and served as President of South Texas Equipment Co., a subsidiary of Head & Engquist, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company and its subsidiary, North Central Crane. He was Executive Vice President/General Manager from 1989 to 1995, Vice President, Sales from 1988 to 1989, and General Manager from 1986 to 1988 of Manitowoc Engineering Company. Mr. Fox was Executive Vice President/General Manager at North Central Crane from 1980 to 1986. In light of Mr. Fox’s industry and equipment expertise and experience he has gained from such service, our Board and the Corporate Governance/Nominating Committee have concluded that Mr. Fox should continue to serve as a member of our Board of Directors.

Nicholas J. Matthews has served as our President and Chief Executive Officer and as a member of our Board since March 13, 2014 and previously served as our Chief Operating Officer since May 20, 2013. Prior to joining the Company, Mr. Matthews, served as Vice President and Group Executive for Railcar Operations for three years at GATX, a global leader in railcar leasing, where he was responsible for GATX's North American railcar maintenance operations, engineering group, railcar service centers, field service activities and contract shop operations. Prior to GATX, Mr. Matthews served at FreightCar America, Inc., a railcar manufacturer, for three years, where he most recently held the position of Senior Vice President of Operations for two years. Mr. Matthews was responsible for all operations at FreightCar America including its manufacturing, engineering, purchasing, quality and after-market business operations. Mr. Matthews also held a variety of operational roles at Trinity Industries, Inc., a diversified industrial company providing products and services to the energy, transportation, chemical and construction sectors. In light of Mr. Matthews’s operational and asset management expertise and experience he has gained from such service, our Board and the Corporate Governance/Nominating Committee have concluded that Mr. Matthews should continue to serve as a member of our Board of Directors.

Information Regarding Executive Officers

Name	Age	Position
Nicholas J. Matthews	42	President and Chief Executive Officer
Kory M. Glen	38	Chief Financial Officer
Carol Zelinski	60	Secretary

For biographical information regarding Nicholas J. Matthews, please see above in "Information Regarding Other Members of the Board of Directors" beginning on page 4 of this Proxy Statement.

Kory M. Glen has been our Chief Financial Officer since May 31, 2013 and previously served as our Director of Finance since 2009. Prior to joining the Company, Mr. Glen served as Director of Financial Reporting for Equity Residential, a publicly traded real estate investment trust, where he was responsible for SEC financial reporting, Sarbanes-Oxley Act of 2002 compliance and other accounting related responsibilities. Prior to working at Equity Residential, Mr. Glen was an assurance manager at Ernst & Young LLP, an assurance, tax, transaction and advisory services business. Mr. Glen has a Bachelor of Science degree in Accountancy from Northern Illinois University and is a certified public accountant.

Carol Zelinski has served as our corporate secretary since October 31, 2008. Ms. Zelinski has been an analyst at Hyde Park Holdings, LLC, a private investment firm, since 1997. She currently serves as the Secretary of the following companies: Regency Affiliates, Inc.; a diversified public company, Rand Logistics, Inc., a public company that provides bulk freight shipping services on the Great Lakes; and Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company.

Family Relationships

There are no family relationships between any of our executive officers, directors or director nominees.

Information Regarding the Board of Directors and Committees

Meetings and Attendance

During the fiscal year ended December 31, 2014, the Board met or acted by unanimous consent on twelve occasions.  During the fiscal year ended December 31, 2014, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. The Company does not have a policy on attendance by directors at our annual meeting of stockholders. All of the Company’s directors attended the Company’s 2014 annual meeting of stockholders.

Independence of Directors

Our Board affirmatively determines director independence based on an analysis of the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors.  Our independent directors pursuant to NASDAQ rules are currently Laurence S. Levy, Edward Levy, Daniel H. Blumenthal, John G. Nestor and William W. Fox. Messrs. Blumenthal and Nestor will not stand for election during this annual meeting. The Board has affirmatively determined that Thomas A. Ryan, Jr. also meets the requirements of NASDAQ's independence rules.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. However, since the closing of the acquisition of our operating subsidiary, Essex Crane, an independent director has served as our Chairman and a separate individual has served as our Chief Executive Officer and President. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company, active participation of the independent directors in setting agendas and establishing Board priorities and procedures, including with respect to the Company’s corporate governance. Further, this structure permits the Chief Executive Officer to focus on the management of the company's day-to-day operations and the execution of the Company’s strategy, while at the same time participating in the establishment of such strategy in his capacity as an employee-director.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. As part of its general risk management policies, the Board has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The full Board, however, has retained responsibility for general oversight of risks, and regularly receives and considers reports from the Audit Committee and members of Essex’s senior management responsible for oversight of particular risks within the Company, including the Company’s Chief Financial Officer and Chief Executive Officer. The Board also encourages management’s efforts to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations, including management initiatives and policies with respect to the safety of cranes and equipment that the Company rents. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance/Nominating Committee and a Strategic Planning and Finance Committee.  Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee currently consists of Edward Levy, Laurence S. Levy and Daniel H. Blumenthal, with Edward Levy serving as the Chairman of the Audit Committee.  Effective upon the election of Thomas A. Ryan, Jr., our Board has approved a resolution appointing Mr. Ryan to the Audit Committee as the successor to Mr. Blumenthal. All three current members of the Audit Committee, as well as the director nominee, satisfy the independence requirements of Rule 10A-3 of the Exchange Act and Rules 5605(a)(2) and 5605(c) of the NASDAQ listing standards. Each member of our Audit Committee, as well as the director nominee, is financially literate.  In addition, Laurence S. Levy serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act” ), and has the financial sophistication required under the NASDAQ listing standards.  Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	discusses with management, internal auditors and independent auditors the adequacy and effectiveness of our accounting and financial controls and disclosure controls and procedures;

•	appoints and replaces our independent outside auditors from time to time, determining their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•
establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.
The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing its work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. During the fiscal year ended December 31, 2014, the Audit Committee met or acted by unanimous consent on four occasions.  The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures.  The outside auditors audit the Company’s financial statements and express an opinion on the financial statements based on the audit.  The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board.  The Audit Committee operates under a written charter adopted by the Board in Rule 3200T.

The Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2014 were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit.  We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and management, including the independent auditors written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.

 Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

Edward Levy, Chairman
Laurence S. Levy
Daniel H. Blumenthal

Compensation Committee

Our Compensation Committee currently consists of Laurence S. Levy, Edward Levy and Daniel H. Blumenthal, with Laurence S. Levy serving as the Chairman of the Compensation Committee.  As of the Annual Meeting, Mr. Blumenthal will cease to be a member of the Compensation Committee. All of the current members of our Compensation Committee are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards, taking into account the heightened standards of independence for compensation committee members under NASDAQ Rule 5605(d)(2)(A).  The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers; and

•	makes recommendations to the Board with respect to incentive compensation plans and equity based plans.
The Compensation Committee’s charter does not authorize it to delegate its authority, notwithstanding its ability to engage outside compensation consultants, legal counsel or other advisors to assist in evaluating the compensation of directors or executive officers. Our CEO makes recommendations to the Compensation Committee about compensation levels for the other executive officers.

The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com. During the fiscal year ended December 31, 2014, the Compensation Committee met or acted by unanimous consent on four occasions.

Compensation Committee Interlocks and Insider Participation

Each of Laurence S. Levy, Edward Levy and Daniel H. Blumenthal served as a member of the Company’s Compensation Committee during the fiscal year ended December 31, 2014. None of the members of the Compensation Committee were, during such fiscal year, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. Laurence S. Levy and Edward Levy served as the Chief Executive Officer and President, respectively, of the Company from its inception until they resigned such offices on October 31, 2008, the date on which the Company acquired Essex Crane, an operating subsidiary. In addition, no executive officer of the Company served as a director or a member of the compensation committee (or board committee performing similar functions) of any other entity, one of whose executive officers served as a director or on the Compensation Committee of the Company. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under SEC rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Laurence S. Levy, Chairman
Edward Levy
Daniel H. Blumenthal

Corporate Governance/Nominating Committee

Our Corporate Governance/Nominating Committee currently consists of Laurence S. Levy, Edward Levy and Daniel H. Blumenthal, with Laurence S. Levy serving as the Chairman of the Corporate Governance and Nominating Committee.  Effective upon the election of Thomas A. Ryan, Jr., our Board has approved a resolution appointing Mr. Ryan to the Corporate Governance/Nominating Committee as the successor to Mr. Blumenthal. All of these members, as well as the director nominee, are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.  Our Corporate Governance/Nominating Committee, among other things:

•	establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors or committees of the Board;

•	establishes processes for security holders to send stockholder proposals and other communications to the Board of Directors or our management; and

•	monitors and recommends the functions and reviews the performance of the Board and the various committees of the Board of Directors.

The Corporate Governance/Nominating Committee has adopted a formal written Corporate Governance/Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards.  A copy of the Corporate Governance/Nominating Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com. During the fiscal year ended December 31, 2014, the Corporate Governance/Nominating Committee met or acted by unanimous consent on two occasions.

Strategic Planning and Finance Committee

Our Strategic Planning and Finance Committee currently consists of Laurence S. Levy, Edward Levy and John G. Nestor, with Laurence S. Levy and Edward Levy serving as the Co-Chairmen of the Strategic Planning and Finance Committee.  As of the Annual Meeting, Mr. Nestor will cease to be a member of the Strategic Planning and Finance Committee. All of the current members of the Strategic Planning and Finance Committee are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.  Our Strategic Planning and Finance Committee, among other things:

•	makes recommendations to the Board of Directors and advises management regarding the Company's capital structure and annual financing plans and develops initiatives related thereto;

•	analyzes and recommends to the Board of Directors basic financial performance goals to be achieved by the Company;

•	reviews and makes recommendations to the Board of Directors with respect to significant relationships with analysts, banks and investment bankers;

•	reviews the parameters and underlying assumptions of the annual budget and makes recommendations with respect thereto;

•
evaluates and makes recommendations to the Board of Directors, and directs management, with respect to the Company’s strategic plans, develops initiatives with respect thereto and assists management in the execution thereof; and

•	acts in an advisory capacity in assessing the strategies and action plans designed to meet the Company’s strategic objectives.
The Strategic Planning and Finance Committee has adopted a formal written Strategic Planning and Finance Committee charter.  During the fiscal year ended December 31, 2014, the Strategic Planning and Finance Committee met or acted by unanimous consent on five occasions.

Nominations for the Board of Directors

The Corporate Governance/Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications.  The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board.  At a minimum, however, the Corporate Governance/Nominating Committee seeks candidates for director based on, but not limited to, the following criteria:

•
experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited business or law school or experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; and

•	special needs for diversity of experience and background as may arise at a particular time.
The Corporate Governance/Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Corporate Governance/Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Corporate Governance/Nominating Committee seeks to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the talent, skills, experience and expertise necessary to oversee the Company’s business. The Corporate Governance/Nominating Committee, in accordance with the Company’s Code of Business Conduct and Ethics, considers the diversity of our people critical to our success.

The Corporate Governance/Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired.  The Corporate Governance/Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers and directors as a source for potential director candidates.  The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance/Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries.  The Corporate Governance/Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources.  Pursuant to our amended and restated bylaws, any stockholder may nominate candidates for election as directors no later than sixty (60) days nor more than ninety (90) days prior to the meeting, provided that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made, whichever first occurs. The notice of nomination must be received by Carol Zelinski, Secretary, c/o Essex Rental Corp., 1110 W. Lake Cook Road, Buffalo Grove, Suite 220, Illinois 60089. In accordance with our By Laws, the stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b)the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. All of these communications will be reviewed by our Chairman of the Board and forwarded to the Corporate Governance/Nominating Committee, for further review and consideration in accordance with this policy.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our code of ethics available on the investor relations section of our website at www.essexrentalcorp.com. We will disclose amendments to or waivers from our code of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 31, 2014 except for a Form 4 filing for Mr. Matthews, our Chief Executive Officer, due on June 20, 2014 that was filed on July 24, 2014 and a Form 4 filing for Mr. Schad, our former Chief Executive Officer, due on April 21, 2014 that was filed on April 22, 2014.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Laurence S. Levy, Chairman of the Board of Directors, Essex Rental Corp., 1110 W. Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the nonmanagement directors or the full Board.  Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock as of April 20, 2015, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•	each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933), directors, and nominees for director, individually; and

•	all of our directors and executive officers as a group.
Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants held by that person (and/or pursuant to proxies held by that person) are considered outstanding because they are immediately exercisable.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Laurence S. Levy	2,510,763	(2)	10.1%
Edward Levy	1,181,073	(3)	4.7%
Daniel H. Blumenthal	1,300	(4)	*
John G. Nestor	197,181	(5)	*
William W. Fox	3,155		*
Thomas A. Ryan, Jr.	—		—%
Ronald Schad	1,474,934	(6)	5.9%
Nicholas J. Matthews	180,412	(7)	*
Kory M. Glen	80,880	(8)	*
William M. Sams 750 N. St. Paul, Suite 1650 Dallas, TX 75201	1,400,000	(9)	5.8%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,310,784	(10)	9.3%
JWest LLC 501 Congressional Boulevard, Suite 300 Carmel, IN 46032	1,816,833	(11)	7.3%
Berylson Master Fund, LP Berylson Capital Partners, LLC James Berylson c/o Berylson Capital Partners, LLC 33 Arch Street, Suite 3100 Boston, MA 02110	1,242,728	(12)	5.0%
Casey Capital, LLC KC Gamma Opportunity Fund, LP Kevin M. Casey c/o Casey Capital, LLC 112 Route 39 North Sherman, CT 06784	1,461,634	(13)	5.9%
All directors and executive officers as a group (8 individuals)	4,154,764	(14)	16.6%

(*)	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois, 60089.

(2)
Includes (i) 449,634 shares of Common Stock held by NMJ Trust, a trust established for the benefit of Mr. Levy's children, (ii) 300 shares of Common Stock which are held by Mr. Levy's minor children and (iii) 100 shares of Common Stock which are held by Mr. Levy's spouse.

(3)	Includes (i) 2,000 shares of Common Stock which are held by Mr. Levy's minor children and (ii) 500 shares of Common Stock which are held by Mr. Levy's spouse.

(4)	Includes 300 shares of Common Stock which are held by Mr. Blumenthal's minor children.

(5)
Includes 150,741 shares of Common Stock which are held by Minerva Holdings Ltd., a limited liability company, of which Mr. Nestor is the managing member and which is owned by Mr. Nestor, his wife and a trust established by him, the beneficiaries of which are his children.

(6)
Includes (i) 12,594 shares of Common Stock held by Mr. Schad’s children, (ii) 339,000 shares of Common Stock issuable at any time from the exercise of vested stock options that were granted to Mr. Schad on December 18, 2008 pursuant to the Company’s 2008 Long-Term Incentive Plan, and (iii) 254,250 shares of Common Stock issuable at any time from the exercise of vested stock options that were granted to Mr. Schad on January 14, 2011 pursuant to the Company’s 2008 Long-Term Incentive Plan.

(7)
Includes (i) 33,333 shares of Common Stock issuable at any time from the exercise of vested stock options that were granted to Mr. Matthews on June 18, 2013 pursuant to the Company’s 2011 Long-Term Incentive Plan, (ii) options entitling Mr. Matthews to purchase 33,333 shares of Common Stock which were granted to Mr. Matthews on June 18, 2013 pursuant to the Company’s 2011 Long-Term Incentive Plan and will become exercisable within 60 days of April 20, 2015, and (iii) 33,333 shares of Common Stock issuable at any time from the exercise of vested stock options that were granted to Mr. Matthews on March 13, 2014 pursuant to the Company's 2011 Long-Term Incentive Plan. Does not include (i) options entitling Mr. Matthews to purchase up to 33,334 shares of the Company’s Common Stock, which were granted to Mr. Matthews on June 18, 2013, pursuant to the Company’s 2011 Long-Term Incentive Plan, (ii) options entitling Mr. Matthews to purchase up to 66,667 shares of the Company's Common Stock, which were granted to Mr. Matthews on March 13, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan, and (iii) and options entitling Mr. Matthews to purchase up to 59,811 shares of the Company’s Common Stock, which were granted to Mr. Matthews on June 27, 2014, pursuant to the Company’s 2011 Long-Term Incentive Plan because such options will not become exercisable within 60 days of April 20, 2015.

(8)
Includes 25,000 shares of Common Stock issuable at any time from the exercise of vested stock options that were granted to Mr. Glen on November 15, 2013 pursuant to the Company's 2011 Long-Term Incentive Plan. Does not include (i) options entitling Mr. Glen to purchase up to 50,000 shares of the Company’s Common Stock, which were granted to Mr. Glen on November 15, 2013, pursuant to the Company’s 2011 Long-Term Incentive Plan, and (ii) options entitling Mr. Glen to purchase up to 38,213 shares of the Company's Common Stock, which were granted to Mr. Glen on June 27, 2014, pursuant to the Company's 2011 Long-Term Incentive Plan because such options will not become exercisable within 60 days of April 20, 2015.

(9)
Includes 1,400,000 shares of Common Stock with respect to which William M. Sams has sole voting power. This information is based solely on the contents of a filing on Schedule 13G dated June 5, 2013 filed by William M. Sams.

(10)
Includes 264,684 shares of Common Stock with respect to which T. Rowe Price Associates, Inc. and 2,046,100 shares of Common Stock with respect to which T. Rowe Price Small-Cap Value Fund, Inc. have sole voting power, respectively. T. Rowe Price Associates Inc, has sole dispositive power over the entire 2,310,784 shares of Common Stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns 2,046,100 shares of Common Stock, representing approximately 8.2% of the shares of Common Stock outstanding, which T. Rowe Price Associated Inc. ("Price Associates") serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is based on the contents of a filing on Schedule 13G dated February 14, 2011, as amended on February 9, 2012, February 6, 2013, February 14, 2014 and February 10, 2015 filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. as well as other information provided to the Company by T. Rowe Price Associates, Inc.

(11)
Includes 1,816,833 shares of Common Stock with respect to which JWest LLC has sole voting power. This information is based solely on the contents of a filing on Schedule 13G/A dated January 9, 2014 filed by JWest LLC.

(12)
Includes 1,242,728 shares of Common Stock with respect to which Berylson Master Fund, LP, Berylson Capital Partners, LLC and James Berylson have shared voting and dispositive power. This information is based solely on the contents of a filing on Schedule 13G dated July 11, 2014, as amended on February 13, 2015, filed by Berylson Master Fund, LP, Berylson Capital Partners, LLC and James Berylson.

(13)
Includes 1,461,634 shares of Common Stock with respect to which Casey Capital, LLC, KC Gamma Opportunity Fund, LP and Kevin M. Casey have shared voting and dispositive power and 1,000 shares of Common Stock with respect to which Kevin Casey has sole voting power. This information is based solely on the contents of a filing on Schedule 13D/A dated November 14, 2014, as amended on April 1, 2015, April 6, 2015, April 9, 2015 and April 13, 2015, filed by Casey Capital, LLC, KC Gamma Opportunity Fund, LP and Kevin M. Casey.

(14)
Includes an aggregate of 124,999 shares of Common Stock issuable upon exercise of options which are currently exercisable and held by our officers. Does not include shares beneficially owned by Ronald Schad, who is a "named executive officer" within the meaning of Item 402(a)(3) of Regulation S-K, but ceased being an executive officer of the Company on March 13, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions Related to the Acquisition of Essex Crane

In accordance with the purchase agreement entered into on March 6, 2008, and amended on May 9, 2008 and August 14, 2008, by the Company, Essex Crane, Holdings, the members of Holdings and KCP Services LLC, on October 31, 2008, the Company acquired Essex Crane through the acquisition of all of the membership interests of Holdings other than membership interests which were retained by prior and current members of Essex Crane’s senior management prior to the closing of the acquisition, including Ronald Schad, our former President and Chief Executive Officer, who owned membership interests of Holdings prior to the completion of the acquisition.

The ownership interests in Holdings that were retained by Mr. Schad consisted of 493,671 Class A Units of Holdings (the parent company of Essex Crane and a subsidiary of the Company), respectively, and are exchangeable for an aggregate of 493,671 shares of the Company’s Common Stock. The retained interests held by Mr. Schad had a stated value of $3,899,993. Pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings, to which the Company, Mr. Schad and the other executive members of Holdings are parties, the retained interests do not carry any voting rights and are entitled to distributions from Holdings only if the Company pays a dividend to its stockholders, in which case a distribution on account of the retained interests will be made on an “as exchanged” basis. Holders of the retained interests, including Mr. Schad, had agreed, subject to certain exceptions, not to sell their shares of the Company’s Common Stock (issued upon exchange of retained interests) until after October 31, 2010.

The Company granted certain registration rights to Mr. Schad (and other management members of Holdings) with respect to the shares of the Company’s Common Stock issuable upon exchange of their retained interests. Prior to October 31, 2010, Mr. Schad (and the other management members of Holdings) had piggyback registration rights with respect to the 493,671 shares of our Common Stock issuable upon exchange of the retained interests held by Mr. Schad, in connection with any registration of shares of Common Stock held by Laurence Levy, our Chairman of the Board, or Edward Levy, a member of our Board of Directors, and their respective affiliates. After October 31, 2010, Mr. Schad (and the other management members of Holdings) had piggyback registration rights with respect to such shares in connection with any registration of shares of our Common Stock. In addition, at any time after October 31, 2010, holders of 50% of the shares of our Common Stock issuable upon exchange of the retained interests held by Mr. Schad and the other management members of Holdings were entitled to one demand that the Company register their shares of our Common Stock. The underlying shares of Common Stock to be issued upon exchange of retained interests were registered for resale pursuant to a registration statement on a Form S-3 declared effective by the SEC on February 10, 2011.

During the fiscal year ended December 31, 2014, Mr. Schad exchanged all 493,671 Class A Units of Holdings into 493,671 shares of the Company's Common Stock.

Other Transactions

Since December 2010, the Company occupies an office space at 500 Fifth Avenue, 50th Floor, New York, New York pursuant to an agreement with Hyde Park Real Estate LLC, an affiliate of Laurence S. Levy, our Chairman of the Board of Directors. Effective November 2014, we pay Hyde Park Real Estate LLC a monthly fee of approximately $11,000 for general and administrative services including office space and utilities. Prior to November 2014, we paid approximately $8,000 per month in rent to Hyde Park Real Estate LLC. We also reimburse for certain other administrative support expenses. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Hyde Park Real Estate is at least as favorable as we could have obtained from an unaffiliated person.  We have determined not to extend our arrangement with Hyde Park Real Estate LLC beyond the current period which will expire in February 2016. Hyde Park Real Estate LLC is not obligated to continue to provide such office space and services to us, and there can be no assurance as to whether, or for how long, Hyde Park Real Estate LLC will continue to make such office space available. For the year ended December 31, 2014, we paid approximately $104,000 for rent and approximately $32,000 for certain other administrative support expenses. Prior to December 2010, the Company maintained an office at 461 Fifth Avenue, 25th Floor, New York, New York pursuant to an agreement with ProChannel Management LLC (“ProChannel”), an affiliate of Laurence S. Levy, our Chairman of the Board.

On December 22, 2010, the Company entered into a Registration Rights Agreement (the “Kirtland Registration Rights Agreement”) with Kirtland Capital Company III LLC (“KCC”) and Kirtland Capital Partners III L.P. (“KCP” and, together with KCC, “Kirtland”). Pursuant to the Kirtland Registration Rights Agreement, the Company agreed to register the 3,294,700 shares (the “Kirtland Shares”) of Company Common Stock owned by Kirtland for resale from time to time by any method or combination of methods legally available, including, without limitation, by means of an underwritten offering, at the election of Kirtland or its assignees. The Agreement provides that Essex will pay all expenses incurred in connection with the registration of the Kirtland

Shares, other than discounts, commissions or brokerage fees, which will be borne by Kirtland or, if applicable, its assignees. The Company also agreed to indemnify Kirtland for liabilities under the Securities Act of 1933, as amended, and the Exchange Act arising in connection with the registration statement pursuant to which the Shares are registered. The Kirtland Shares were registered for resale pursuant to a registration statement on Form S-3 declared effective by the SEC on February 10, 2011.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors, executive officers and holders of 5% or more of our Common Stock must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required to be disclosed by the rules of the SEC. The types of transactions that are covered by our policy include any actual or proposed transaction or series of transactions in which the Company or any of its subsidiaries was or is to be a participant, and in which, a related party had or will have a direct or indirect material interest. In determining whether to approve or ratify a transaction, the Audit Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. The Audit Committee reports to the Board of Directors on all related party transactions considered.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to each person who served as the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) or Chief Financial Officer (“CFO”) during the year ended December 31, 2014, each of whom is named in the Summary Compensation Table, and whom we sometimes refer to collectively as the “Named Executive Officers,” for 2014.

Our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our CEO, COO and CFO. As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives including stock options. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long term compensation levels for the COO and CFO.

Compensation Philosophy and Objectives

The goal of the Company’s executive compensation program is to motivate, retain and reward executives who create long-term value for our shareholders. Our compensation program is designed to reward, and incentivize executives to achieve, short-term and long-term financial and operating performance excellence and align the executives’ long-term interests with those of our shareholders while recognizing individual contributions to the Company. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:
•general economic conditions;
•the Company’s overall performance and profitability;
•historical compensation practices of the Company and current and historical compensation practices of peer companies;
•each executive’s performance, skill sets and roles in the Company;
•the Company’s need for skill sets and the global or regional market for the executive’s skill sets.
Components of Executive Compensation

On July 24, 2014, the Compensation Committee of the Board of Directors of the Company approved a new compensation plan (the "2014 Compensation Plan"). The 2014 Compensation Plan establishes guidelines for determining short-term incentive compensation (i.e. cash) bonuses and long-term, equity-based incentive compensation for the Company's key employees and management, including its CEO and CFO. The 2014 Compensation Plan is designed to align the Company's key employees and management under a common bonus program, align employees' interests with those of shareholders, incent employees to improve financial performance and create employee retention incentives.

Under the 2014 Compensation Plan, the total amount of short-term incentive bonuses to be paid in cash (i.e. a bonus pool) will be based on the financial performance of the Company as measured by “Adjusted EBITDA”, after giving effect to short-term incentive bonuses to be paid in cash. Adjusted EBITDA, as defined within the 2014 Compensation Plan, is EBITDA, excluding non-cash stock compensation and one-time non-recurring items, less cash income taxes. The amount of short-term compensation bonuses paid in cash will be calculated as a percentage of Adjusted EBITDA beginning at 2.8% of Adjusted EBITDA and increasing to 10% of Adjusted EBITDA, after giving effect to short-term incentive bonuses to be paid in cash. Under the 2014 Compensation Plan, the short-term compensation incentive bonus achieves the 10% level once Adjusted EBITDA is in excess of $42.0 million.

The value of long-term incentive bonus awards will be awarded to employees based on a targeted percentage of annual salaries and each employee’s level within the Company. The actual value awarded to an employee will be based on that employee’s performance as it relates to certain goals established for that individual employee as determined by management or, in the case of the CEO and CFO, the Compensation Committee of Essex's Board of Directors.

The amount of short-term and long-term incentive awards actually granted to an individual employee will be based on the targets established under the plan in relation to the aggregate targeted incentive compensation for all other employees eligible to participate in the plan. The CEO, CFO and any future named executive officers are or will be eligible to participate in the Company’s 2014 Compensation Plan. The CEO’s targeted short-term compensation and long-term incentive bonus as a percentage of his annual salary are 50% and 35%, respectively. The CFO’s targeted short-term compensation and long-term incentive bonus as a percentage of his annual salary are 40% and 35%, respectively. Based on current estimates, the CEO and CFO would achieve their respective targeted short-term compensation incentive bonuses when the Company achieves Adjusted EBITDA of approximately $21.8 million. Any amounts payable under the 2014 Compensation Plan may be adjusted at the discretion of the Compensation Committee of Essex's Board of Directors.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on the Company’s long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives. Therefore, the base salary component of total compensation is relatively stable year over year and generally is adjusted for cost of living adjustments or increases in responsibilities. Total executive compensation is impacted to a much larger extent by the variability of bonus compensation as determined by the profitability of the business. The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and reviews the base salary of each executive officer annually in light of our overall compensation objectives. Based on such review, the Compensation Committee makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

The base salary for Nicholas J. Matthews, our CEO during 2014, was determined after consideration of Mr. Matthew's previous base salary as the Company's COO, the additional responsibilities associated with the role of CEO, publicly available market data for similarly sized companies, although no specific peer companies were used in the analysis, and the necessary salary increase to incent and reward Mr. Matthews for the additional responsibilities of the CEO role. After consideration of these factors, the Compensation Committee approved a base salary for the CEO of $360,000 per year. Prior to Mr. Matthews promotion to CEO in March 2014, he served as the Company's COO. The base salary earned in Mr. Matthews role as the Company's COO was determined through arms-length negotiations with Mr. Matthews before he joined the Company in May 2013, taking into account Mr. Matthews' base salary with his previous employer, the additional responsibilities associated with the role of COO, publicly available market data for similarly sized companies, although no specific peer companies were utilized in the analysis, and the necessary salary increase to incentivize Mr. Matthews to join the Company and take on the additional responsibilities of the COO role. After consideration of each of these factors, the Compensation Committee approved a base salary for the COO of $335,000 per year.

The base salary for Kory Glen, our CFO since May 2013, was determined after consideration of Mr. Glen's previous base salary as the Company's Director of Finance, the additional responsibilities associated with the role of CFO, publicly available market data for similarly sized companies, although no specific peer companies were utilized in the analysis, and the necessary salary increase to incent Mr. Glen and reward Mr. Glen for the additional responsibilities of the CFO role. After consideration of each of these factors, the Compensation Committee approved a base salary for the CFO of $205,000 per year. During 2014, the

Compensation Committee approved a revised annual salary for Mr. Glen of $230,000 per year. The revised salary for Mr. Glen was due to a market adjustment. The salary increase was made effective for the two-week pay period ended April 18, 2014.

Bonuses

The second element of executive compensation is an annual cash bonus. Under the 2014 Compensation Plan, the total amount of short-term incentive bonuses to be paid in cash (i.e. a bonus pool) will be based on the financial performance of the Company as measured by “Adjusted EBITDA”, after giving effect to short-term incentive bonuses to be paid in cash. Adjusted EBITDA, as defined within the 2014 Compensation Plan, is EBITDA, excluding non-cash stock compensation and one-time non-recurring items, less cash income taxes. The amount of short-term compensation bonuses paid in cash will be calculated as a percentage of Adjusted EBITDA beginning at 2.8% of Adjusted EBITDA and increasing to 10% of Adjusted EBITDA, after giving effect to short-term incentive bonuses to be paid in cash. Under the 2014 Compensation Plan, the short-term compensation incentive bonus achieves the 10% level once Adjusted EBITDA is in excess of $42.0 million. Our CEO, COO and CFO are entitled to participate in the Company’s annual bonus pool, which is meant to reward executives for the profitability of the business over the fiscal year. The Compensation Committee believes that Adjusted EBITDA is the most appropriate measure of the Company’s performance because it takes into account earnings and return on assets, which the Compensation Committee believes are key measures of shareholder value. These financial objectives are also consistent with the Compensation Committee’s philosophy of linking executive compensation to the Company’s financial performance and providing incentive for our executives to focus on performance measures that enhance shareholder value.

In addition, under the terms of an employment offer negotiated with our CEO at the time he was retained, our CEO had a target bonus for the year ended December 31, 2013 of $130,000, with a guaranteed minimum of $70,000 to be paid 60% in cash and 40% in shares of the Company's Common Stock. The Committee believes that a significant portion of each executive’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of each executive to such performance.

Prior to the adoption by the Compensation Committee of the Board of Directors of the 2014 Compensation Plan on July 24, 2014, the annual cash bonus was based on the achievement of adjusted earnings before interest, taxes, depreciation and amortization adjusted for non-recurring items (or “Adjusted EBITDA”) in excess of a targeted amount of Adjusted EBITDA at Essex Crane. The expected amount of Adjusted EBITDA was increased periodically for the net investments in rental equipment. The target was determined based on the expectations for the business by the Compensation Committee and was highly dependent on the economic environment as well as the executives’ ability to drive the profitability of the business. In the event that Essex Crane did not generate Adjusted EBITDA in excess of the target, a minimum cash bonus pool of $260,000 had been established as determined by the Compensation Committee that the Compensation Committee believed was prudent to encourage key employee retention. The $260,000 minimum was for all employees of Essex Crane, including the executive officers of the Company. The Company had also maintained a Coast Crane bonus pool whereby the employees of Coast Crane earned an EBITDA bonus based on a percentage of Adjusted EBITDA, with no minimum Adjusted EBITDA threshold, as determined by the Compensation Committee.

Cash bonuses based on Adjusted EBITDA paid in 2015 were determined by the Adjusted EBITDA for the year ended December 31, 2014 in accordance with the terms of the 2014 Compensation Plan. Based on 2014 financial results, Mr. Matthews and Mr. Glen received cash bonuses of $150,000 and $77,000, respectively.

Cash bonuses based on Adjusted EBITDA paid in 2014 were determined by the Adjusted EBITDA for the year ended December 31, 2013. For the fiscal year ended December 31, 2013 the Adjusted EBITDA target was approximately $30.0 million for Essex Crane. Based on 2013 results, the total cash bonuses paid in 2014 to employees was the minimum amount of $260,000 for Essex Crane and $342,000 for Coast Crane. The bonuses were distributed entirely to employees other than the Company’s named executive officers.

Cash bonuses based on Adjusted EBITDA paid in 2013 were determined by the Adjusted EBITDA for the year ended December 31, 2012. For the fiscal year ended December 31, 2012, the Adjusted EBITDA target was approximately $30.0 million for Essex Crane. Based on 2012 results, the total cash bonuses paid in 2013 to employees was the minimum amount of $260,000 for Essex Crane and $410,000 for Coast Crane. The bonuses were distributed entirely to employees other than the Company’s named executive officers.

For the 2014, 2013, 2012 and 2011 fiscal years, Mr. Schad did not receive a cash bonus based on Adjusted EBITDA because the Adjusted EBITDA targets for such years were not achieved due to the challenging economic environment that the Company experienced throughout these years.

For the 2013 fiscal year, the Compensation Committee approved a bonus of $70,000 for Mr. Matthews. Under the terms of his offer of employment, Mr. Matthews had a target bonus of $130,000 for the 2013 fiscal year with a guaranteed minimum of $70,000. The Compensation Committee determined that Mr. Matthews bonus amount was appropriate in light of the Company's overall performance. Mr. Matthews' bonus for the 2013 fiscal year was paid 60% in cash and 40% in shares of the Company's Common Stock.

For the 2013 fiscal year, Mr. Glen did not receive a cash bonus based on Adjusted EBITDA because the Adjusted EBITDA target for the year was not achieved due to the challenging economic environment that the Company experienced throughout the 2013 fiscal year. Mr. Glen was awarded a $35,000 bonus based on the discretion of the Compensation Committee, which was paid 50% in cash and 50% in shares of the Company's Common Stock.

In addition to the cash bonuses paid based on Adjusted EBITDA, Mr. Schad was entitled to receive a cash bonus based on crawler crane rental equipment sale activity pursuant to his employment agreement with the Company. The rental equipment sale bonus was approved by the Compensation Committee and designed to reward and motivate Mr. Schad for the sale of rental equipment considered excess capacity equipment with lower utilization rates. The Company rewarded the sale of rental equipment that was in excess capacity during the last market upturn to promote the Company’s strategy of maximizing long-term equipment utilization rates and average rental rates by repositioning its fleet towards heavier lifting equipment. The rental equipment sales bonus was calculated as 1% of the rental equipment’s sale price in excess of 75% of the equipment’s orderly liquidation value (“OLV”). OLV is determined for collateral measurement purposes by an independent appraiser on behalf of the lead lender for the Company’s asset based revolving credit facility and represents the amount the Company could expect to recover on each piece of equipment as part of a hypothetical liquidation event. Mr. Schad did not receive a rental equipment sale bonus for the fiscal year ended December 31, 2014. The Compensation Committee approved rental equipment sale bonuses for Mr. Schad of $8,467 and $11,818 for the fiscal years ended December 31, 2013 and 2012, respectively, based on rental equipment sales in excess of the 75% of OLV threshold of $2,310,000 and $3,622,000 during 2013 and 2012, respectively.

Long-Term Incentive Compensation

The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our shareholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our named executive officers because the value of their equity compensation is subject to risk. As a result, each executive officer’s total annual compensation includes a significant portion of option awards. The stock options that have been granted to the Company’s executives are subject to a vesting schedule pursuant to which one-third of the options will vest annually for a period of three years, encouraging the retention of the executive officers.

In connection with the acquisition of Essex Crane, the Company adopted the Hyde Park Acquisition Corp. Long Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units. The 2008 Incentive Plan permits awards to employees, non-employee directors and consultants of the Company and its subsidiaries and is administered by the Compensation Committee.

The Company adopted the 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”) following its approval by stockholders at the Company’s 2011 annual meeting of stockholders. The 2011 Incentive Plan provides for awards of stock options, stock appreciation rights, restricted shares, restricted stock units and performance unit awards. The 2011 Incentive Plan permits awards to employees, non-employee directors and consultants of the Company and its subsidiaries and is administered by the Compensation Committee.

In connection with the acquisition of Essex Crane, the Company agreed to grant certain members of Essex Crane’s senior management, including Mr. Schad, our former CEO, options to purchase an aggregate number of shares equal to at least 10% of the Company’s Common Stock outstanding as of the closing date of the Essex Crane acquisition. In connection with the Essex Crane acquisition, the Company retained Towers Watson (formerly Towers Perrin), a nationally recognized, independent consulting firm, to conduct an analysis of our option award program, including an analysis of the amount and timing of option grants to our former CEO (as well as other senior employees), compared to relevant peer companies based on data available at that time. Since Towers Watson’s analysis in connection with the acquisition of Essex Crane, the Compensation Committee has not engaged in any benchmarking or market-check of our competitors’ compensation practices with respect to option grants.

On December 18, 2008, the Compensation Committee awarded 339,000 options with a grant date fair values of $860,802 Mr. Schad. No options were awarded to Mr. Schad during 2009. On March 18, 2010, the Compensation Committee awarded 291,580 options with a grant date fair value of $1,096,341 to Mr. Schad. Under the terms of his separation agreement, Mr. Schad forfeited the options granted to him on March 18, 2010. On January 14, 2011, the Compensation Committee awarded 254,250 options with a grant date fair value of $811,058 to Mr. Schad. The number of options awarded was determined by the Compensation Committee as well as the analysis completed by Towers Watson as part of the acquisition transaction discussed above and was based on a percentage of the aggregate shares outstanding.

On June 18, 2013, the Compensation Committee awarded 100,000 options with a grant date fair value of $278,589 and 67,500 restricted shares with a grant date fair value of $287,550 to Mr. Matthews. On November 15, 2013, the Compensation Committee awarded 75,000 options with a grant date fair value of $146,246 and 50,000 restricted shares with a grant date fair value of $151,000 to Mr. Glen.

On March 13, 2014, the Compensation Committee awarded 100,000 options with a grant date fair value of $188,028 to Mr. Matthews. On June 27, 2014, the Compensation Committee awarded 59,811 options with a grant date fair value of $94,501 and 12,550 restricted shares with a grant date fair value of $31,501 to Mr. Matthews. On June 27, 2014, the Compensation Committee awarded 38,213 options with a grant date fair value of $60,377 and 8,018 restricted shares with a grant date fair value of $20,125 to Mr. Glen.

Role of Management

While the Compensation Committee is primarily responsible for the oversight of our executive compensation, the CEO recommends compensation packages for the executive officers who report directly to him. The Compensation Committee believes that the CEO's input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers. As a member of our Board of Directors, our CEO also participates in votes on the compensation of our non-executive directors.

The Compensation Committee determines the compensation package for the CEO.

The Compensation Committee’s Consideration of Risk in Relation to Executive Management

In 2014, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy shareholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our Common Stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria. The Company has evaluated its compensation policies and practices and does not believe that risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

2014 Say-on-Pay Advisory Vote

The Compensation Committee considered the results of the advisory vote by stockholders on executive compensation at the 2014 annual meeting of stockholders. Approximately 99.5% of the votes cast approved, on an advisory basis, the executive compensation described in the Company’s proxy statement for such meeting. Accordingly, the Compensation Committee concluded that the Company’s compensation structure, philosophy and objectives enjoy broad support among the Company’s stockholders and did not make any material changes to the structure of the Company’s executive compensation program as a result of the say-on-pay vote. The Compensation Committee continues to focus on the objectives described above.

Executive Officer Compensation

Summary Compensation Table

The following table provides the compensation of our corporate officers, direct or indirect, for services rendered in all capacities for the fiscal years shown, all of which has been paid:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($) (3) (4)	All Other Compensation ($) (5)	Total ($)
Nicholas J. Matthews (President and Chief Executive Officer)	2014	$354,904	$71,825	$31,501	$282,529	$18,709	$759,468
	2013	206,154	600	287,550	278,589	7,316	780,209
	2012	—	—	—	—	—	—
Kory M. Glen (Chief Financial Officer)	2014	223,269	35,600	20,125	60,377	16,166	355,537
	2013	182,049	24,700	151,000	146,246	12,566	516,561
	2012	—	—	—	—	—	—
Ronald Schad (Former President and Chief Executive Officer)	2014	118,462	650	—	—	264,303	383,415
	2013	350,000	9,817	—	573,504	24,848	958,169
	2012	350,000	12,418	—	—	29,982	392,400

(1)
Includes $292,616 and $68,288 for Mr. Matthews roles of Chief Executive Officer and Chief Operating Officer, respectively, for the year ended December 31, 2014. Mr. Matthews' bonus is primarily related to his position of Chief Operating Officer. Includes $119,583 and $62,466 for Mr. Glen's roles of Chief Financial Officer and Director of Finance, respectively, for the year ended December 31, 2013.

(2)	Includes $28,000 and $17,500 for Messrs. Matthews and Glen, respectively, that was paid in shares of Common Stock in lieu of cash at the discretion of Messrs. Matthews and Glen.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in valuing the option awards reported in this column is discussed in Note 12 to the Consolidated Financial Statements, “Stock Based Compensation,” included in the Company’s Annual Report on Form 10-K.

(4)
Includes $573,504 of incremental fair value related to the modification of stock options for Mr. Schad for the year ended December 31, 2013. The incremental fair value reported in this column is discussed in Note 12 to the Consolidated Financial Statements, “Stock Based Compensation,” included in the Company’s Annual Report on Form 10-K.

(5)
Represents life insurance premiums paid on behalf of Mr. Schad, Company matching contributions to the officer’s 401(k) plan and car allowances. Mr. Schad's other compensation also includes $231,538 of severance salary and $26,923 of unused vacation pay under the terms of his separation agreement dated November 11, 2013 for the year ended December 31, 2014. Messrs. Matthews' and Glen's other compensation includes Company matching contributions to the officer's 401(k) plan and car allowances.

Employment Agreements

Ronald Schad

Ronald Schad became our President and Chief Executive Officer and was appointed to our Board of Directors upon the closing of the acquisition of Essex Crane on October 31, 2008. On such date, in connection with the closing of the acquisition, the Company and Essex Crane entered into an employment agreement with Mr. Schad for a period of three years, with automatic successive one-year renewals unless Essex or Mr. Schad terminates the agreement at least 90 days prior to the end of the initial term or any renewal period.

Mr. Schad’s employment agreement provided for an initial starting annual salary of $310,000, and entitled Mr. Schad to participate in Essex Crane’s bonus pool based on earnings from leasing of cranes and attachments as well as an additional bonus based on earnings from equipment sales.

Mr. Schad was entitled to participate in the Company’s 2008 Long-Term Incentive Plan and 2011 Long-Term Incentive Plan, as well as any retirement plans, deferred compensation plans, insurance, life, medical, dental, disability and other benefit plans of Essex Crane and to receive fringe benefits and perquisites at the same level as those benefits are provided by Essex Crane from time to time to other senior executives of Essex Crane. Mr. Schad was also entitled to reimbursement of approved expenses incurred in the performance of employment.

On November 11, 2013, Mr. Schad resigned as an officer of the Company and continued to serve in his role as President and Chief Executive Officer until his successor was named on March 12, 2014. In connection with Mr. Schad's resignation, the Company and Mr. Schad entered into an employment separation agreement and release, pursuant to which Mr. Schad will continue to receive his base salary and current benefits through a transition period and with severance payments equal to his current salary and health benefits for one year thereafter. Upon entry into the employment separation and release, the employment agreement dated October 31, 2008, as renewed, was terminated.

Potential Termination Benefits

Pursuant to the respective severance agreements for Messrs. Matthews and Glen, if employment is terminated by the Company without cause (other than by reason of the employee’s death), by the employee for “good reason”, for disability or by reason of the expiration of the term, assuming the employee signs a release in favor of the Company and its affiliates, the employee will be entitled:

•
to payment of accrued but unpaid salary plus accrued but unused vacation, plus any bonus in respect of a prior and current year which has been earned but not yet paid and to reimburse such employee for reimbursable expenses;

•
in the case of termination by the Company without cause or by the employee for good reason, to (a) payment of base salary for 12 months, (b) payment of employee’s target bonus in effect for the year of termination or, if none, the actual bonus paid in the year prior to termination, and (c) health benefits for 12 months;

•	in the case of termination by the Company for disability, to (a) payment of base salary for 12 months and (b) health benefits for 12 months;
In each agreement, “cause” means the employee has:

•
engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties and such negligence or misconduct has not been cured (if curable) within a period of thirty days after the Company has given written notice to the employee;

•
been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties;

•
engaged in behavior that would constitute grounds for liability for sexual harassment or, in the reasonable opinion of Essex’s Board of Directors, other egregious conduct in violation of laws governing the workplace;

•
been indicted in for a criminal offense in connection with an act of fraud, larceny, misappropriation of funds or falsification or manipulation of any records of Essex Crane or embezzlement or any other felony or crimes of moral turpitude; or

•	materially breached the employment agreement and such breach has not been cured within thirty days after written notice thereof has been given to the employee by the Company.
In each agreement, “good reason” means:

•	a material breach by Essex Crane of the employment agreement;

•	material reduction in the employee’s salary or a change in the bonus program that materially reduces the employee’s bonus opportunity;

•	a material diminution in employee’s authorities, duties or responsibilities; or

•	relocation of Essex Crane’s executive office located in Buffalo Grove, Illinois, of greater than twenty-five miles.
The following table sets forth the termination benefits for each of our named executive officers under the assumption that a termination triggering event took place on December 31, 2014:

Name	Reason for Termination	Base Salary	Bonus	Health Benefits	Accrued Salary	Accrued Vacation	Total
Nicholas J. Matthews	Without cause/good reason	$360,000	$150,000	$3,735	$4,154	$26,308	$544,197
	Disability	360,000	—	3,735	4,154	26,308	394,197
	Company elected non-renewal	360,000	150,000	3,735	4,154	26,308	544,197
	Employee elected non-renewal	360,000	150,000	3,735	4,154	26,308	544,197
Kory M. Glen	Without cause/good reason	230,000	77,000	3,735	2,654	14,154	327,543
	Disability	230,000	—	3,735	2,654	14,154	250,543
	Company elected non-renewal	230,000	77,000	3,735	2,654	14,154	327,543
	Employee elected non-renewal	230,000	77,000	3,735	2,654	14,154	327,543
Ronald Schad (1)

(1)
On November 11, 2013, Mr. Schad resigned as an officer of the Company and continued to serve in his role as President and Chief Executive Officer until his successor was named on March 12, 2014. In connection with Mr. Schad's resignation, the Company and Mr. Schad entered into an employment separation agreement and release, pursuant to which Mr. Schad will continue to receive his base salary and current benefits through a transition period and with severance payments equal to his current salary and health benefits for one year thereafter.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of shares and options granted the named executive officers for the year ended December 31, 2014:

Name	Grant Date	Stock Awards (#) (1)	Option Awards (#) (1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Nicholas J. Matthews	3/13/2014	—	100,000	$3.26	$188,028
	6/27/2014	12,550	59,811	2.51	126,002
Kory M. Glen	6/27/2014	8,018	38,213	2.51	80,502
Ronald Schad (2)

(1)
The stock awards and option awards granted to each of Messrs. Matthews and Glen were granted pursuant to the 2011 Long-Term Incentive Plan. Each of the stock awards and option awards granted vest and become exercisable over a three year period provided that the respective named executive officer is employed by or performing services for the Company and/or one of its subsidiaries at the time of the applicable vesting date. The options will expire and no longer be exercisable ten years from the grant date. One-third of Mr. Matthew's option awards granted on March 13, 2014 vest and become exercisable on each of March 13, 2015, March 13, 2016 and March 13, 2017. One-third of Mr. Matthew's stock awards and option awards granted on June 27, 2014 vest and become exercisable on each of June 27, 2015, June 27, 2016 and June 27, 2017. One-third of Mr. Glen's option awards granted on November 15, 2013 vest and become exercisable on each of June 30, 2014, June 30, 2015 and June 30, 2016.One-third of Mr. Glen's stock awards and option awards granted on June 27, 2014 vest and become exercisable on each of June 27, 2015, June 27, 2016 and June 27, 2017.

(2)
On November 11, 2013, Mr. Schad resigned as an officer of the Company and continued to serve in his role as President and Chief Executive Officer until his successor was named on March 12, 2014. In connection with Mr. Schad's resignation, no grants of plan-based awards were made to Mr. Schad for the fiscal year ended December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Nicholas J. Matthews	33,333	66,667	$4.26	5/20/2023	—	$—
	—	100,000	3.26	3/13/2024	—	—
		59,811	2.51	6/27/2024	—	—
	—	—	—	n/a	57,550	75,966
Kory M. Glen	25,000	50,000	3.02	11/15/2023	—	—
	—	38,213	2.51	6/27/2024	—	—
	—	—	—	n/a	41,351	54,583

Ronald Schad (3)	339,000	—	4.50	12/18/2018	—	—
	—	—	6.45	3/18/2020	—	—
	254,250	—	5.58	1/14/2021	—	—

(1)
Options granted on December 18, 2008 with an expiration of December 18, 2018 vested one-third of the shares on December 18, 2009, December 18, 2010 and December 18, 2011. Options granted on March 18, 2010 with an expiration of March 18, 2020 vested one-third of the shares annually on January 1, 2011, January 1, 2012 and January 1, 2013. Options granted on January 14, 2011 with an expiration of January 14, 2021 vested one-third of the shares annually on January 1, 2012, January 1, 2013 and January 1, 2014. Options granted on May 20, 2013 with an expiration of May 20, 2023 vest one-third of the shares on May 20, 2014, May 20, 2015 and May 20, 2016. Options granted on November 15, 2013 with an expiration of November 15, 2023 vest one-third of the shares on June 30, 2014, June 30, 2015 and June 30, 2016. Options granted on March 13, 2014 with an expiration of March 13, 2024 vest one-third of the shares on March 13, 2015, March 13, 2016 and March 13, 2017. Options granted on June 27, 2014 with an expiration of June 27, 2024 vest one-third of the shares on June 27, 2015, June 27, 2016 and June 27, 2017.

(2)	The exercise price of each option is equal to the per share fair market value of the Company’s Common Stock on the grant date.

(3)
During the year ended December 31, 2013, Mr. Schad forfeited 291,580 exercisable option awards, granted on March 18, 2010, upon his resignation from the Company on November 11, 2013. Also, pursuant to the employment separation and release agreement between the Company and Mr. Schad, upon his resignation, the unvested portion of the options to purchase up to 254,250 shares of the Company's Common Stock granted on January 14, 2011 immediately became vested and exercisable.

OPTIONS EXERCISED AND STOCK VESTED

During the year ended December 31, 2014, none of our named executive officers exercised any stock option or similar instrument. The Company granted 23,568 shares of restricted stock or similar awards to our named executive officers, and 39,167 shares of restricted stock previously granted to our named executive officers vested, during the year ended December 31, 2014.

The following table sets forth certain information with respect to the value of restricted share awards that vested during the year ended December 31, 2014:

Name	Number of Restricted Shares Vested (#)	Market Value of Vested Shares on Vesting Date ($)
Nicholas J. Matthews	22,500	59,400
Kory M. Glen	16,667	18,834

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2014. Compensation information for Ronald Schad related to his former role as President and Chief Executive Officer is set forth in the Summary Compensation Table above. Compensation information for Ronald Schad related to his role as a director, subsequent to the termination of his roles as President and Chief Executive Officer, are set forth in the Director

Compensation Table below. Compensation information for Nicholas J. Matthews, our current Chief Executive Officer and President and the Chief Executive Officer and President of Essex Crane, is set forth in the Summary Compensation Table above.

Non-employee directors each received $75,000 in 2014 for serving as members of our Board of Directors, with the exception of William W. Fox, who received a pro rata portion of the 2014 director fee subsequent to his appointment as a director in February 2014. Non-employee directors received no additional amounts in 2014 for serving on our Audit Committee, Compensation Committee, or Corporate Governance/Nominating Committee. Non-employee directors on our Strategic Planning and Finance Committee each earned $50,000 in 2014 for serving on the committee. The two non-employee directors that served as co-chairmen of the Strategic Planning and Finance Committee each earned $75,000 in addition to the base compensation of $50,000 for serving on the committee. Non-employee directors also received reimbursement for out-of-pocket expenses incurred in performing their duties on behalf of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Laurence S. Levy (1)	$140,000	$60,000	$—	$—	$—	$—	$200,000
Edward Levy (1)	140,000	60,000	—	—	—	—	200,000
Daniel H. Blumenthal	75,000	—	—	—	—	—	75,000
John G. Nestor (2)	98,500	26,500	—	—	—	—	125,000
William W. Fox	56,250	10,000					66,250
Ronald Schad	6,250	—	—	—	—	—	6,250

(1)
Includes $75,000 of compensation for serving on the Board of Directors, $50,000 of compensation for serving on the Strategic Planning and Finance Committee and $75,000 of compensation for serving as a co-chair on the Strategic Planning and Finance Committee. The $125,000 of combined compensation for the Strategic Planning and Finance Committee was paid $65,000 in cash and $60,000 in shares of Common Stock in lieu of cash. The 45,455 shares of Common Stock issued in lieu of cash were issued from the Company's 2011 Long-Term Incentive Plan.

(2)
Includes $75,000 of compensation for serving on the Board of Directors and $50,000 of compensation for serving on the Strategic Planning and Finance Committee. The $50,000 of compensation for the Strategic Planning and Finance Committee was paid $23,500 in cash and $26,500 in shares of Common Stock in lieu of cash. The 20,076 shares of Common Stock issued in lieu of cash were issued from the Company's 2011 Long-Term Incentive Plan.

Subject to the restrictions contained in the Company’s Insider Trading Policy and Procedures or applicable law, at any time from November 15th through December 1st of a fiscal year, each independent director may, in his discretion, irrevocably elect to receive all or a portion of the his fee for the immediately succeeding fiscal year in the form of shares of our common stock issued pursuant to, and in accordance with, the 2011 Long-Term Incentive Plan, or such other similar plan authorizing the issuance of shares of our Common Stock to non-employee directors of the Corporation as may be in effect on the date of such election.

In the event that an independent director elects to receive all or a portion of his annual fee in the form of our Common Stock in lieu of cash, the portion of the annual fee payable in Common Stock will be allocated equally among the four quarters of the fiscal year for which such election has been made, and the number of shares of Common Stock issuable to such independent director as of the end of each fiscal quarter will be determined by dividing (x) the dollar value of the annual fee payable in Common Stock allocated to the fiscal quarter, by (y) the Fair Market Value (as defined in the Plan) of the shares of Common Stock as of the close of business on the last day of such fiscal quarter.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 25, 2015, Grant Thornton LLP notified the Company that it intended to resign as the Company’s independent registered public accounting firm effective upon the earlier of Grant Thornton LLP’s completion of interim review procedures related to the period as of and for the three months ending March 31, 2015 or the Company’s Audit Committee appointing new auditors.

The Audit Committee has begun the process of selecting a new independent registered public accounting firm as soon as practicable and anticipates that the new independent registered public accounting firm will be appointed in time to perform the interim review procedures for the three and six months ended June 30, 2015.

It is currently unknown if the representatives of the yet to be appointed independent registered public accounting firm will be present at the meeting, make a statement if they so desire and be available to respond to appropriate questions from stockholders. Representatives of Grant Thornton LLP will not be present, make a statement or be available to respond to appropriate questions from stockholders.

The reports of Grant Thornton LLP on our consolidated financial statements for the fiscal years ended December 31, 2013 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent interim period through March 31, 2015, there have been no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in its reports on the financial statements for such periods. During our two most recent fiscal years and subsequent interim period through March 31, 2015, there were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) except that Company management reported the existence of material weaknesses in the Company's annual and quarterly reports on Forms 10-K and 10-Q for the fiscal years ended December 31, 2008 through 2014, and for each of its fiscal quarters between and including the fiscal quarter ended March 31, 2009 and December 31, 2014.

Principal Accountant Fees and Services

Fees billed to the Company by Grant Thornton LLP for the years ended December 31, 2014 and 2013 were as follows:

Type of Fees (3)	2014	2013	% Change
Audit fees (1)	$731,397	$592,038	23.5%
Audit related fees (2)	—	—	—%
Subtotal	731,397	592,038	23.5%

Tax fees (3)	3,460	20,915	(83.5)%
All other fees (4)	—	—	—%
Total Fees	$734,857	$612,953	19.9%

(1)
The aggregate fees billed by Grant Thornton LLP related to the fiscal year ended December 31, 2014 and 2013 were for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the Company’s interim financial statements included in the respective Quarterly Reports on Form 10-Q, and services that were provided in connection with statutory and regulatory filings or engagements. The audit fees for the fiscal year ended December 31, 2014 include $175,000 of fees as a result of additional work performed related to the restatement of certain of the Company's previously filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

(2)
Other than the audit fees described above, for the fiscal years ended December 31, 2014 and 2013, Grant Thornton LLP did not perform any other services or bill any fees for assurance and related services that were reasonably related to the performance of the audit of our financial statements.

(3)
Tax compliance and preparation fees are primarily incurred for the preparation of tax returns for the Company and subsidiaries, claims for refunds, responding to inquiries from taxing agencies and tax structure planning.

(4)	For the years ended December 31, 2014 and 2013, we incurred no other fees from Grant Thornton LLP.

Policy on Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm.  The Audit Committee preapproves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or, the Dodd-Frank Act, and Section 14A of the Exchange Act, Proposal 2 provides the Company’s shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

At the 2011 annual meeting of stockholders, a majority of the votes cast were voted, on an advisory (non-binding) basis, to hold say-on-pay votes annually and, in light of these voting results the Company’s Board of Directors determined that the Company will hold say-on-pay votes on an annual basis until the next stockholder advisory vote on the frequency of future say-on-pay votes is conducted.

As described in the Compensation Discussion and Analysis, our compensation program is designed to attract and retain the most qualified executives while motivating high company performance and align our executive officers’ interests with those of our shareholders. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

Pay opportunities that are based on:

•	general economic conditions;

•	the Company's overall performance and profitability;

•	historical compensation practices of the Company and current and historical compensation practices of peer companies;

•	each executive's performance, skill sets and roles in the Company; and

•	the Company's need for skill sets and the global or regional market for the executive's skill sets.

 The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related disclosure in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s shareholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Proposal 2 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present at the meeting in person or by proxy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related disclosure in this proxy statement.

OTHER MATTERS

Any proposal of an eligible stockholder intended to be presented at the 2016 annual meeting of stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting no later than December 31, 2015.  In accordance with our bylaws, to be considered timely, all stockholder proposals and stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the 2016 annual meeting of stockholders, provided that in the event that less than seventy (70) days' notice or prior public disclosure of the annual meeting date is given or made to stockholders, notice by a stockholder must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Stockholder proposals should be directed to the Secretary of the Company at the address set forth below.

We have engaged Alliance Advisors LLC as our proxy solicitors. We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation.  In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies.  We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

SEC rules permit us to deliver a single set of proxy materials to multiple stockholders sharing the same address. Upon a written or oral request, we will deliver a separate set of proxy materials to any stockholder at a shared address to which a single copy of the proxy materials was delivered. Stockholders may notify our Company of their requests by writing or calling our Corporate Secretary, Carol Zelinski, c/o Essex Rental Corp., 1110 W. Lake Cook Road, Suite 220, Buffalo Grove, IL 60089; (847) 215-6500.

 COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO KORY GLEN, CHIEF FINANCIAL OFFICER, ESSEX RENTAL CORP., 1110 LAKE COOK ROAD, SUITE 220, BUFFALO GROVE ILLINOIS, 60089 OR AVAILABLE UNDER THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT WWW.ESSEXRENTALCORP.COM.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders.  However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

New York, New York	CAROL ZELINSKI,
April 30, 2015	Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held June 4, 2015.

The Proxy Statement and our 2014 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrental/2015

Your Vote is Important
Please vote as soon as possible by signing, dating and returning the enclosed Proxy Card

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE 

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND "FOR" PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
					Please mark your votes like this:	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE DIRECTOR NOMINEES:				THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" PROPOSAL 2:

1. Election of Class A Directors:	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	2. To approve, on a non-binding advisory basis, executive compensation, as disclosed in the proxy statement.
	☐	☐	☐
01) Edward Levy
02) Thomas A. Ryan, Jr.				☐ FOR ☐ AGAINST ☐ ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting:
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line(s) below

I plan on attending the meeting ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

				Signature	Date

				Signature (if held jointly)	Date

Please mark, date and sign and return promptly this proxy in the enclosed envelope.

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE 

PROXY

ESSEX RENTAL CORP.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2015.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints LAURENCE S. LEVY and KORY M. GLEN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Essex Rental Corp. (the “Company”) on Thursday, June 4, 2015, at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted “FOR” the election of the nominees listed for Class A Directors on the reverse side; FOR the approval, on a non-binding advisory basis, of executive compensation, as disclosed in the proxy statement; and in the discretion of the proxy holders on any other matter which comes before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. This proxy may be revoked at any time prior to the time it is voted.

Only stockholders of record at the close of business on April 20, 2015 are entitled to notice of, and to vote at the meeting and any adjournment or postponement thereof.

(Continued and to be dated and signed on reverse side)